Exhibit 99.1

News Release

Inquiries: Jeanne Leonard, Liberty Property Trust, 610.648.1704

Antonio Fernandez Joins Liberty Property Trust’s Board of Trustees

Malvern, PA — November 14, 2014 - Liberty Property Trust announced today that Antonio Fernandez has joined Liberty’s board of trustees.

“As a growing national provider of industrial and office facilities to corporate America, Liberty is very fortunate to welcome Antonio Fernandez to our board,” said Bill Hankowsky, Liberty’s chairman and chief executive officer. “Mr. Fernandez brings more than 30 years of operations and supply chain management experience to our expanding distribution platform.”

Mr. Fernandez is executive vice president and chief supply chain officer at Pinnacle Foods, Inc. (NYSE:PF). At Pinnacle, Mr. Fernandez has overall corporate responsibility for the end-to-end supply chain, including procurement, manufacturing, customer service, warehousing and distribution. He also oversees Pinnacle’s food quality and safety programs. Prior to joining Pinnacle in 2011, Mr. Fernandez was senior vice president global supply chain strategy at Kraft Foods Inc., following the acquisition of Cadbury, plc. Mr. Fernandez was with Cadbury from 1998 to 2010 in a series of senior management positions, including chief supply chain officer. Mr. Fernandez’s early career included positions in manufacturing, procurement, engineering and consulting with Procter & Gamble Co., and PepsiCo, Inc.

In addition to Mr. Fernandez, and Mr. Hankowsky, Liberty’s board of trustees consists of Frederick F. Buchholz, executive vice president, Lend Lease Real Estate Investments (retired); Tom DeLoach, executive vice president, Mobil Oil Corporation (retired); Katherine Dietze, global chief operating officer, investment banking division of Credit Suisse First Boston (retired), Daniel P. Garton, president and chief executive officer, American Eagle Airlines (retired); M. Leanne Lachman, president, Lachman Associates; David L. Lingerfelt, shareholder to the firm of Parker, Pollard, Wilton and Peaden, PC.

About the Company

Liberty Property Trust (NYSE:LPT) is a leader in commercial real estate, serving customers in the United States and United Kingdom through the development, acquisition, ownership and management of superior office and industrial properties. Liberty’s 105 million square foot portfolio includes more than 750 properties providing office, distribution and light manufacturing facilities to 1,800 tenants.

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